UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2012

MWI VETERINARY SUPPLY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51468	02-0620757
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3041 W. Pasadena Dr., Boise, ID 83705

(Address of principal executive offices)   (Zip Code)

(208) 955-8930

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                    Regulation FD Disclosure

MWI Veterinary Supply, Inc. (“MWI”) issued a press release this afternoon announcing that it has agreed with IDEXX Laboratories, Inc. (“IDEXX”) on a new, non-exclusive distributor relationship pursuant to which MWI will continue to work with IDEXX as a business partner.  A copy of the press release is attached as Exhibit 99.1 to this report.  The terms of the new relationship which will become effective on January 1, 2013 will permit MWI to carry IDEXX’s diagnostic products and other products which compete with IDEXX’s diagnostic products.  MWI will continue to offer the value-added services that we have developed with IDEXX.  The terms also state that MWI’s margin on IDEXX’s in-house diagnostic products that are currently at a 15% gross margin will be reduced to a 10% gross margin, which is a five percentage point decrease compared to the existing contract that MWI has with IDEXX.  MWI expects that the impact of the new relationship will be neutral to its earnings per share in fiscal year 2013.  The term of the proposed contract will initially be for a two-year period and will automatically renew for additional one-year periods unless either party notifies the other party of its intent not to renew at least 30 days prior to the expiration of the initial term or any renewal term.  The change in MWI’s relationship with IDEXX is subject to the negotiation of a mutually acceptable definitive agreement between MWI and IDEXX. MWI understands that IDEXX intends to seek review of the agreement by the Federal Trade Commission prior to execution.

Item 9.01.      Financial Statements and Exhibits

(d) Exhibits

99.1 MWI Veterinary Supply, Inc. press release dated August 9, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MWI VETERINARY SUPPLY, INC.
Date: August 9, 2012	By:	/s/ Mary Patricia B. Thompson
Mary Patricia B. Thompson
Senior Vice President of Finance and Administration, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	MWI Veterinary Supply, Inc. press release dated August 9, 2012.